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                                                                      Exhibit 23


                              ACCOUNTANTS' CONSENT


The 401(k) Administrative Committee
American Retirement Corporation


We consent to incorporation by reference in the Registration Statement No. 333-40162 on Form S-8 of American Retirement Corporation of our report dated June 7, 2002, with respect to the statements of net assets available for benefits of the American Retirement Corporation 401(k) Retirement Plan as of December 31, 2001 and 2000, and the related statements of changes in net assets available for benefits for the years then ended, and the related schedule, which report appears in the December 31, 2001 annual report on Form 11-K of the American Retirement Corporation 401(k) Retirement Plan.

/s/ KPMG LLP

Nashville, Tennessee
June 28, 2002